UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2013

Trius Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34828	20-1320630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Nancy Ridge Drive, Suite 105 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 452-0370

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On July 22, 2013, Trius Therapeutics, Inc. (“Trius”) entered into a Manufacturing Services Agreement (the “Agreement”) with Patheon Inc. and Patheon UK Limited (collectively, “Patheon”). Under the terms of the Agreement, Patheon has agreed to manufacture commercial quantities of Trius’ product candidate tedizolid phosphate, which is currently in development for the treatment of serious Gram-positive bacterial infections, including those caused by methicillin-resistant Staphylococcus aureus (MRSA). The Agreement provides for Patheon to supply both the oral tablet and intravenous lyophilized vial formulations of tedizolid phosphate.

Although Trius is not required to purchase any minimum quantity of tedizolid phosphate under the Agreement, Trius has agreed to purchase from Patheon not less than specified percentages of Trius’s and its licensees’ total annual commercial requirements of tedizolid phosphate, which vary depending upon the territory being supplied and whether such territory is in the commercial launch phase. The term of the Agreement continues until the date that is five years after the initial regulatory approval for the product candidate (the “First Approval Date”), and thereafter automatically continues for successive 24-month terms unless terminated by written notice at least 18 months prior to the end of the then-current term.

Either party may terminate the Agreement upon written notice if the other party has failed to remedy a material breach of any of its representations, warranties or other obligations under the Agreement within 60 days following receipt of written notice of such breach, provided that if Trius elects to terminate the Agreement for Patheon’s uncured material breach, Trius may elect to delay the effective date of termination by up to 18 months while it establishes an alternative source of supply. Trius may terminate the Agreement (a) upon 30 days’ prior written notice in the event that any governmental agency takes any action, or raises any objection, that prevents Trius from importing, exporting, purchasing or selling the product candidate, (b) immediately upon termination of Trius’ license agreement with Dong-A Pharmaceutical Co, Ltd. relating to tedizolid phosphate, (c) immediately if Patheon utilizes any person in manufacturing tedizolid phosphate that has been debarred or suspended under 21 U.S.C. Section 335(a) or 335(b) or any analogous provision in any foreign jurisdiction, or if any such person is under investigation for such debarment or has engaged in conduct that could lead to such debarment, (d) immediately if a regulatory body takes an enforcement action relating to a Patheon manufacturing site that could reasonably be expected to adversely affect Patheon’s supply of the product candidate, (e) upon 6 months’ notice if Trius no longer intends to order tedizolid phosphate due to its discontinuance in the market, or (f) upon 6 months’ notice without cause, subject to a termination fee if such termination occurs prior to the third anniversary of the First Approval Date. Trius will also incur cancellation fees for firm orders if it terminates as described in (b), (e) and (f) above.

The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which Trius intends to file with its quarterly report on Form 10-Q for the period ending September 30, 2013, requesting confidential treatment of certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIUS THERAPEUTICS, INC.

Date: July 25, 2013

	By:	/s/ John Schmid
	Name:	John Schmid
	Title:	Chief Financial Officer